Exhibit 10.26

DESCRIPTION OF 2012 BONUS PLAN

In February 2012, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group (the "2012 Program") under the Second Amended and Restated Covenant Transportation Group, Inc. 2006 Omnibus Incentive Plan (the "Incentive Plan"), including our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2011 (each a "Named Executive Officer" and, collectively, the "Named Executive Officers").  As set forth in the Incentive Plan, the Compensation Committee may choose from a range of defined performance measures. As in 2011, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

Under the 2012 Program and consistent with the objectives of the Incentive Plan, certain employees, including the Named Executive Officers, may receive incremental bonuses upon satisfaction of 2012 consolidated earnings per share targets (and, for Tony Smith, the satisfaction of 2012 operating income and operating ratio targets established for Southern Refrigerated Transport, Inc. ("SRT") (each a "2012 Performance Target" and, collectively, the "2012 Performance Targets").  Each applicable 2012 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the 2012 Program, (i) David Parker, Joey Hogan, and R.H. Lovin, Jr., as Named Executive Officers, may receive between 25.0% and 100.0% of their respective base salary depending on the 2012 Performance Targets that are achieved, if any, (ii) Richard Cribbs, another Named Executive Officer, may receive between 20.0% and 80.0% of his base salary depending on the 2012 Performance Targets that are achieved, if any, and (iii) Tony Smith, as the remaining Named Executive Officer, may receive between 5.0% and 20.0% of his base salary depending on the 2012 Performance Targets achieved for the consolidated group, if any, and between 20.0% and 80.0% of his base salary based on 2012 Performance Targets achieved for SRT, if any.  The following tables set forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2012 Incremental Ranges of Performance Targets (Consolidated)
% of Bonus Opportunity Paid as Bonus (%)	EPS ($)
50.0	0.05
75.0	0.15
100.0	0.25
110.0	0.35
120.0	0.45
150.0	0.50
175.0	0.60
200.0	0.70

2012 Incremental Ranges of Performance Targets (SRT)
SRT Operating Income ($) (000s)	SRT Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
13,334	91.9	50.0
14,130	91.5	75.0
14,916	91.0	100.0
15,694	90.5	110.0
16,471	90.0	120.0
16,868	89.8	150.0
17,679	89.3	175.0
18,424	88.9	200.0

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